FOR IMMEDIATE RELEASE

Vision Executes 1st DOE Grant, Projects Profitability for 2014

Long Beach, November 13, 2013.

Vision Industries (OTCBB:VIIC) has executed a final contract with South Coast Air Quality Management District (SCAQMD) for a “Zero Emission Cargo Transportation” demonstration, partially funded through a US Department of Energy Grant in the amount of $958,120.  Vision will also apply for matching funds from the California Energy Commission to subsidize Vision’s cost share in this program.  The 2 year Demonstration Program will call for a fleet of four (4) Vision Tyrano™ hydrogen fuel cell electric trucks to be tested in “Real World Drayage Service” at the twin Ports of Los Angeles and Long Beach.  The trucks will be operated by Total Transportation Services, Inc. (“TTS-I”), a nationwide operator of drayage trucks.

Vision is expecting to sign a similar agreement for the demonstration of 20 trucks at the Port of Houston.  The Houston-based grant is designed to demonstrate the movement of containerized cargo between port terminals and Walmart’s Houston Distribution facility with Vision’s fuel cell electric truck, the Tyrano™.  TTS-I, Vision’s launch customer, will be the operator of these trucks as well.

Considering a total of $6.5 Million of State and Federal Grants for both projects, Vision anticipates to reach profitability during the 3rd Quarter of 2014 and finish the year 2014 with a positive EBITDA.

About Vision Industries
Vision is a developer of zero emission electric/hydrogen hybrid powered vehicles and turnkey hydrogen fueling systems.  Vision’s proprietary hydrogen/electric hybrid drive system combines the superior acceleration of a battery powered electric vehicle with the extended range provided by a hydrogen fuel cell.  For more information on Vision Industries Corp., please visit www.visionindustriescorp.com

Safe Harbor Statement
Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors available from the Company.

Vision Contact Person:

Jerome Torresyap, COO

(P) 310-450-5658 x 205

(E) Jerome@VisionMotorCorp.com